Exhibit 99.3

CONSENT

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in this Registration Statement on Form S-4 of Associated Banc-Corp (“Associated”) and all amendments thereto (the “Registration Statement”), as a person who is to become a director of Associated upon the consummation of the merger (as contemplated by the Agreement and Plan of Merger, dated as of July 20, 2017, by and between Associated Banc-Corp  and Bank Mutual  Corporation), and to the filing of this consent as an exhibit to this Registration Statement.

Date: September 13, 2017

By:	/s/ Michael T. Crowley Jr.
Michael T. Crowley Jr.